Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217168

PROSPECTUS SUPPLEMENT NO. 21

(to Prospectus dated March 23, 2018)

169,933,626 Shares

GASTAR EXPLORATION INC.

Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated March 23, 2018, relating to the resale or other disposition of our common stock par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2018.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risk. Please see “Risk Factors” beginning on page 3 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated November 16, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 13, 2018

GASTAR EXPLORATION INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 650 HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on October 31, 2018, Gastar Exploration Inc. (“Gastar”) and its subsidiary (together with Gastar, the “Company”) commenced chapter 11 proceedings and filed a prepackaged plan of reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

As previously reported by Gastar, on October 26, 2018, the Company entered into a restructuring support agreement (the “RSA”) with (i) AF V Energy I Holdings, L.P., an affiliate of Ares (the “Consenting Term Lender”), (ii) certain holders affiliated with Ares (the “Consenting Noteholders”) of the Company’s Convertible Notes due 2022 issued pursuant to the indenture dated March 3, 2017, by and among Gastar, as issuer, the guarantors specified therein and Wilmington Trust, National Association, as trustee and collateral agent and (iii) certain holders affiliated with Ares (together with the Consenting Term Lender and the Consenting Noteholders, the “Consenting Parties”) of Gastar’s outstanding common shares, to support a restructuring on the terms set forth in the term sheet annexed to the RSA.

The RSA contemplates a restructuring (the “Restructuring”) of the Company pursuant to the Plan consistent in all material respects with the restructuring term sheet attached to the RSA. On November 16, 2018, the Company entered into the First Amendment to the Restructuring Support Agreement by and among the Company and the Consenting Parties (the “First RSA Amendment”).  Pursuant to the First RSA Amendment, among other things, the Company is permitted to conduct a market check and to seek out potential purchasers of the Company or all or substantially all of its assets, in each case, in a transaction to be consummated in connection with the chapter 11 proceedings and subject to the terms of the First RSA Amendment.

A copy of the First RSA Amendment is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the First RSA Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the First RSA Amendment.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosures.

On November 16, 2018, Gastar distributed a transaction process letter (the “Process Letter”) to certain prospective bidders to invite proposals regarding a potential acquisition of the Company in its entirety or of all or substantially all of the Company’s assets.  In the Process Letter, Gastar strongly encourages interested parties to submit proposals that contemplate all-cash consideration in a transaction that would close on or before the expected effective date of the Plan.

A copy of the Process Letter is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 16, 2018 Gastar issued a press release announcing the distribution of the Process Letter. A copy of the press release is furnished herewith as Exhibit 99.2.

 In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached Process Letter and Press Release included in Exhibits 99.1 and 99.2, respectively, to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On November 13, 2018, the Bankruptcy Court approved a form of notice to all parties in interest in the chapter 11 proceedings (the “Commencement Notice”) announcing, among other things, that the hearing on confirmation of the Plan will take place on December 20, 2018 at 1:30 p.m., prevailing Central Time, and the deadline for filing objections to confirmation of the Plan is December 17, 2018 at 4:00 p.m., prevailing Central Time (the “Objection Deadline”).  The Commencement Notice contains general information regarding the chapter 11 cases, the Plan (including information regarding the treatment of claims and equity interests thereunder, and the release, exculpation, and injunction provisions contained therein) and the procedures for filing objections to the Company’s solicitation procedures, confirmation of the Plan and the adequacy of the disclosure statement related to the Plan. Unless an objection is timely served and filed in accordance with the Commencement Notice by the Objection Deadline, it may not be considered by the Bankruptcy Court.  A copy of the Commencement Notice is attached hereto as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits that are furnished or filed herewith:

Exhibit No.	Description of Document

10.1	First Amendment to Restructuring Support Agreement by and among the Company and the Consenting Parties, dated as of November 16, 2018.
99.1	Process Letter.
99.2	Press Release dated November 16, 2018.
99.3	Commencement Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2018	GASTAR EXPLORATION INC.

	By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Senior Vice President and Chief Financial Officer

Exhibit 10.1

First Amendment to Restructuring Support Agreement

This First Amendment (this “Amendment”), dated and effective as of November 16, 2018, is entered into by and among Gastar Exploration Inc. (the “Company”), Northwest Property Ventures LLC (“Northwest”), and each of the other undersigned parties (such undersigned parties, together with the Company and Northwest, the “Parties,” and each, a “Party”).

Reference is hereby made to that certain Restructuring Support Agreement, dated as of October 26, 2018 (the “Restructuring Support Agreement”), entered into by and among the Parties.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Restructuring Support Agreement.

RECITALS

WHEREAS, the Parties previously entered into the Restructuring Support Agreement;

WHEREAS, the Parties wish to amend certain provisions of the Restructuring Support Agreement; and

WHEREAS, the Parties wish to take such actions as shall be necessary to give effect to such amendments to such provisions of the Restructuring Support Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment and in the Restructuring Support Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

Section 1.	Amendment. The Restructuring Support Agreement is amended as follows:
a.	The first sentence of Section 5.02(b)(ii) of the Restructuring Support Agreement is deleted in its entirety and replaced with the following:

“On and after December 18, 2018, the Company: shall not (x) propose, file, seek, solicit, or support any Alternative Transaction, (y) induce or initiate any proposal, offer or expression of interest from any person or entity, or (z) enter into any agreement with, provide or otherwise make available any due diligence information (including, without limitation, through the provision of data site access) concerning the Company to, or engage in or continue any discussions or negotiations with, any person or entity concerning any Alternative Transaction, except as set forth in this Agreement.”

b.	The following is added as new Section 5.02(b)(v) of the Restructuring Support Agreement:

“Notwithstanding anything to the contrary in this Agreement, on and after November 16, 2018 through and including December 17, 2018, the Company may conduct an additional market check process to seek a potential purchaser of the Company in its entirety or all or substantially all of the Company’s assets, in each case, in a transaction to be consummated in connection with the Chapter 11 Cases.  Such marketing process shall otherwise be subject to, and conducted in accordance with, the terms of this Agreement and the process letter dated November 16, 2018 and attached as Exhibit F to this Agreement.”

c.	The Company’s process letter dated November 16, 2018, a copy of which is attached to this Amendment as Exhibit A, shall be deemed attached as Exhibit F to the Restructuring Support Agreement.
Section 2.

Effect.Upon the execution of this Amendment, on and after the date of its execution, each reference in the Restructuring Support Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Restructuring Support Agreement, shall mean and be a reference to the Restructuring Support Agreement, as amended and modified by this Amendment.  Except as specifically amended and modified above, the Restructuring Support Agreement shall remain in full force and effect, and is hereby ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of any Consenting Party, nor constitute a waiver of any provision of the Restructuring Support Agreement or any other documents, instruments and agreements executed and/or delivered in connection with it.  Nothing in this Amendment shall be deemed to entitle the Company to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Restructuring Support Agreement in similar or different circumstances.

Section 3.

Mutual Representations and Warranties.  Each (i) Consenting Party, severally, and not jointly, and (ii) the Company and Northwest, on a joint and several basis,  represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Amendment:

3.01.Enforceability.  It is validly existing and in good standing under the laws of the state of its organization.  This Amendment is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.02.No Consent or Approval.  Except as expressly provided in the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to execute this Amendment.

3.03.Power and Authority.  Except as expressly provided under applicable law, it has all requisite corporate or other power and authority to enter into, execute, and deliver this

7

Amendment to, and perform its respective obligations under, the Restructuring Support Agreement.

3.04.No Conflicts.  The execution, delivery, and performance of this Amendment does not and shall not: (a) conflict with any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (b) conflict with, breach, or result in a default under its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, breach, or result in a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the subject matter of this Amendment.

3.05.Fiduciary Duties.  It has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Amendment.

Section 4.	Miscellaneous.

4.01.Complete Agreement.  This Amendment and the Restructuring Support Agreement together constitute the entire agreement among the Parties with respect to the subject matter of this Amendment and the Restructuring Support Agreement, and supersede all prior negotiations, agreements, and understandings, whether oral or written, among the Parties with respect to such subject matter.

4.02.Headings.  The headings of all sections of this Amendment are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision of this Amendment.

4.03.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AMENDMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party agrees that it shall bring any action or proceeding in respect of any Amendment arising out of or related to this Amendment in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”).  Solely in connection with claims arising under this Amendment, each Party:  (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party to this Amendment or constitutional authority to finally adjudicate the matter.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

4.04.Trial by Jury Waiver.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8

4.05.Execution of Amendment.  This Amendment may be executed and delivered in any number of counterparts and by way of electronic signature and delivery. Each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Amendment, each individual executing this Amendment on behalf of a Party has been duly authorized and empowered to execute and deliver this Amendment on behalf of said Party.

4.06.Successors and Assigns.  This Amendment is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Amendment, and the rights or obligations of any Party under this Amendment may not be assigned, delegated, or transferred to any other person or entity.

[Signature pages follow.]

9

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
NORTHWEST PROPERTY VENTURES LLC
By:	/s/ Michael A. Gerlich

Signature Page to First Amendment to Restructuring Support Agreement.

Exhibit 10.1

AF V ENERGY I AIV A1, L.P.

AF V ENERGY I AIV A2, L.P.

AF V ENERGY I AIV A3, L.P.

AF V ENERGY I AIV A4, L.P.

AF V ENERGY I AIV A5, L.P.

AF V ENERGY I AIV A6, L.P.

AF V ENERGY I AIV A7, L.P.

AF V ENERGY I AIV A8, L.P.

AF V ENERGY I AIV A9, L.P.

AF V ENERGY I AIV A10, L.P.

AF V ENERGY I AIV A11, L.P.

AF V ENERGY I AIV A12, L.P.

AF V ENERGY I AIV A13, L.P.

AF V ENERGY I AIV B1, L.P.

By: AF V ENERGY I AIV GP, L.P.

as general partner

By: /s/Naseem Sagati Aghili

Name: Naseem Sagati Aghili

Title: Authorized Signatory

AF V ENERGY I HOLDINGS, L.P.

By: /s/Naseem Sagati Aghili

Name: Naseem Sagati Aghili

Title: Authorized Signatory

Signature Page to First Amendment to Restructuring Support Agreement.

                                Exhibit 99.1

Supplemental Process Letter

CONFIDENTIAL

November 16, 2018

As you are aware, Gastar Exploration Inc. (“Gastar” or the “Company”) has commenced chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, as has been publicly disclosed, is seeking confirmation of a prepackaged plan of reorganization (the “Plan”).  As contemplated by the Restructuring Support Agreement (the “RSA”), which the Company filed on October 29, 2018 as an Exhibit to a Current Report on Form 8-K, the Company has the continuing right to receive qualifying bids from interested parties.  Pursuant to a scheduling order signed and entered by the Bankruptcy Court on November 13, 2018, the Court will hold a confirmation hearing (the “Confirmation Hearing”) on the Plan on December 20, 2018.

The Company previously distributed a process letter (the “Initial Process Letter”) seeking proposals and establishing a deadline to submit proposals of October 1, 2018. The Company has determined to extend the deadline for the submission of proposals to December 17, 2018 (the “Bid Deadline”). This letter sets forth the instructions and procedures for the submission of qualifying proposals for the acquisition of Gastar (each, a “Proposal”).

Parties are strongly encouraged to submit Proposals that contemplate all‑cash consideration and that propose to acquire 100% of the ownership of the Company in a transaction that would close on or before the expected effective date of the Plan.  Please be advised that any Proposals predicated on restructuring or modifying Gastar’s existing capital structure or any Proposals to combine Gastar with another entity where some or all of the merger consideration is proposed to be equity in the combined company will very likely be rejected as not viable.

Your Proposal should be addressed to the Board of Directors of Gastar and should be submitted via email no later than 12:00 pm U.S. Central Standard Time on the Bid Deadline. Please note that, in the absence of receiving one or more Proposals by the Bid Deadline that the Company deems higher or better than the restructuring transactions set forth in the Plan, a copy of which is enclosed herewith, the Company intends to seek confirmation of the Plan at the Confirmation Hearing.  We request that your Proposal be submitted to the care of:

Gastar Exploration Inc.

Attention:Michael Gerlich

Chief Financial Officer & SVP

1331 Lamar, Suite 650

Houston, TX 77010

Email:mgerlich@gastar.com

With a copy to:

Kirkland & Ellis LLP

Attention:Ross M. Kwasteniet, P.C.

John R. Luze

300 North LaSalle

Chicago, Illinois 60654

E-mail:ross.kwasteniet@kirkland.com

john.luze@kirkland.com

- and -

Opportune LLP

Attention:David Baggett

711 Louisiana, Suite 3100

Houston, Texas 77002

E-mail:dbaggett@opportune.com

All Proposals must be submitted in writing and should include the following elements:

(i)

Transaction Structure:  Specify the structure of the transaction contemplated by your Proposal, including whether you will complete the proposed transaction (the “Transaction”) through an acquisition of 100% of the stock of the Company or by acquiring all or substantially all of the Company's assets.

(ii)	Valuation: Specify the total enterprise value in U.S. dollars of your Proposal to acquire Gastar.

(iii)

Cash Consideration Only and Other Key Terms:  Confirm the form of consideration for the Transaction, including whether the consideration for the Transaction will consist exclusively of immediately available U.S. dollars. Specify any other key terms of your Proposal.  Your Proposal may be in the form of a binding definitive term sheet, but it must include sufficient detail for the Board to make an informed determination regarding whether your Proposal is actionable and can be timely completed.

(iv)

Timing:  Specify the time by which your Transaction would close.  Parties are strongly encouraged to submit Proposals providing for a Transaction closing on or before the expected effective date of the Plan in early January.  Timing of closing is an important factor that will be given significant consideration by the Board.

(v)	Transaction Entity: The Proposal should identify the legal entity that will be used as the vehicle for the Transaction, including legal name, ownership and location within your corporate structure.  If the entity is not the ultimate parent entity, identify the entity that will guarantee the transacting entity's obligations under definitive transaction documents (“Definitive Documentation”).

(vi)

Approvals and Contingencies:  Specify all approvals that your Proposal has received. Include a certification that your Proposal (i) is not subject to any financing contingencies, (ii) is either (A) made or guaranteed by an entity with sufficient cash on its balance sheet, or is entitled to draw sufficient cash under an existing revolving line of credit, in order to fund the purchase price or (B) is supported by definitive financing commitments (which are to be attached to the Proposal) from financing sources of recognized national standing in an amount sufficient to fund the purchase price, and (iii) does not require additional approvals or due diligence, other than customary title  and environmental due diligence which can be timely completed prior to the execution of Definitive Documentation, in order to consummate a Transaction.

(vii)	Other: Describe any other factors that you believe should be taken into consideration in reviewing your Proposal.

(viii)

Contacts: List key contacts (including contacts for legal and financial advisors you have engaged in connection with the Proposal and Transaction).  The list should include phone numbers, fax numbers and email addresses.

You may have received the Initial Process Letter as well. Subsequent to the proposal submission deadline set forth in the Initial Process Letter, the Company commenced the Chapter 11 Cases. Additional information regarding the Chapter 11 Cases, including a copy of the Plan and related documentation, is available on the Company's restructuring website at www.bmcgroup.com/gastar.  This letter supersedes the Initial Process Letter and any Proposal should be submitted solely in accordance with the instructions set forth in this letter.

Gastar reserves the right to consider any and all factors in determining which, if any, prospective counterparties are considered for a Transaction. Additionally, Gastar, in its own discretion, may terminate or alter the process or negotiations at any time and in any manner without prior notice and in its sole discretion. Each prospective counterparty will be responsible for all costs it may incur during the investigation and pursuit of a proposed Transaction, including those of its advisors and agents. In no event will Gastar or any of its affiliates, officers, directors, employees, shareholders or advisors have any liability or obligation to a prospective counterparty as a result of the rejection of any Proposal, or the acceptance of a Proposal of another prospective counterparty or otherwise, except pursuant to Definitive Documentation, if any, entered into by Gastar with a prospective counterparty. A Proposal will be considered formally accepted only when and if Definitive Documentation has been executed and delivered by Gastar and such Definitive Documentation has been approved by the Bankruptcy Court. In addition, Gastar reserves the right, and shall have no obligation to notify other prospective counterparties, that it has elected to negotiate with any other prospective counterparty or multiple prospective counterparties in connection with this Transaction.

With respect to all information furnished to any prospective counterparty, Gastar and its managers, officers, employees, agents, advisors and representatives make no representations or warranties, expressed or implied, concerning any such information, except only those particular representations and warranties that may be made to a counterparty in Definitive Documentation when, as and if such an agreement is ultimately executed and delivered and then subject to such limitations set forth therein. By submitting a Proposal, a prospective counterparty acknowledges that it is relying solely upon its own independent evaluation and investigation of Gastar.

Please note that the contents of this letter and its existence constitute confidential information that is subject to the terms of your Confidentiality Agreement with Gastar and should be treated accordingly.

On behalf of Gastar, we would like to thank you for your continued interest.  If you have any questions, please feel free to contact me or the members of the Kirkland & Ellis LLP team listed above.

Sincerely,

/s/ Michael A. Gerlich

Michael Gerlich

Chief Financial Officer & SVP

Gastar Exploration Inc.

Exhibit 99.2

NEWS RELEASE

Gastar EXPLORATION EXTENDS MARKETING
PROCESS FOR RESTRUCTURING TRANSACTION PROPOSALS

HOUSTON, November 16, 2018 - Gastar Exploration Inc. (OTCQB: GSTC) (the “Company” or “Gastar”) announced today that it is extending its public marketing process for potential proposals to acquire the Company in conjunction with its court-supervised restructuring.  The Company encourages all-cash proposals that can be closed quickly, as described below.  As previously announced, the Company has commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas and is seeking confirmation of a prepackaged plan of reorganization (the “Plan”).

The Company previously distributed a process letter seeking proposals and establishing a deadline of October 1, 2018 to submit proposals (the “Initial Bid Deadline”). As previously disclosed, the Company did not receive any actionable proposals by the Initial Bid Deadline.  The Company has determined to extend the deadline for the submission of proposals to December 17, 2018 (the “Extended Bid Deadline”).  The Company has distributed and publicly disclosed a process letter (the “Process Letter”) setting forth the instructions and procedures for the submission of qualifying proposals (each, a “Proposal”) in the extended marketing process.

As set forth in the Process Letter, Gastar strongly encourages Proposals that contemplate all‑cash consideration to acquire 100% of the ownership of the Company in a transaction that would close on or before the expected effective date of the Plan in early January.  Any Proposals predicated on restructuring or modifying Gastar’s existing capital structure or any Proposals to combine Gastar with another entity where some or all of the merger consideration is proposed to be equity in the combined company will very likely be rejected as not viable.

Any party interested in making a Proposal to the Company may do so at any time prior to the Extended Bid Deadline and should refer to the Process Letter or contact Michael A. Gerlich, Chief Financial Officer of the Company as provided below.

Other Information Regarding Reorganization Proceedings

Information related to the Company’s restructuring is available from the Company's claims and noticing agent, BMC Group, Inc., via the information call center at +1 (888) 909-0100 or on the Company’s restructuring website at www.bmcgroup.com/gastar.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes regarding the Plan.

CONTACTS:
Gastar Exploration Inc.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Kirkland & Ellis LLP
Attention: Ross M. Kwasteniet, P.C.
John R. Luze
300 North LaSalle
Chicago, Illinois 60654
E-mail:ross.kwasteniet@kirkland.com
john.luze@kirkland.com

Opportune LLP
Attention:David Baggett
711 Louisiana, Suite 3100
Houston, Texas 77002
E-mail:dbaggett@opportune.com

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Oswego limestone, Meramec and Osage bench formations within the Mississippi Lime, the Woodford shale and Hunton limestone formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
GASTAR EXPLORATION INC., et al.,[1]	§	Case No. 18-36057 (MI)
§
Debtors.	§	(Jointly Administered)
§

NOTICE OF (I) COMMENCEMENT OF
PREPACKAGED CHAPTER 11 BANKRUPTCY CASES,
(II) COMBINED HEARING ON THE DISCLOSURE STATEMENT,
CONFIRMATION OF THE JOINT PREPACKAGED CHAPTER 11
PLAN, AND RELATED MATTERS, AND (III) OBJECTION DEADLINES,
AND SUMMARY OF THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

NOTICE IS HEREBY GIVEN as follows:

On October 31, 2018 (the “Petition Date”), Gastar Exploration Inc. and its affiliate, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) a proposed joint prepackaged chapter 11 plan of reorganization [Docket No. 31] (the “Plan”) and proposed disclosure statement [Docket No. 29] (the “Disclosure Statement”) pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”).  Copies of the Plan and the Disclosure Statement may be obtained upon request of the Debtors’ proposed counsel at the address specified below and are on file with the Clerk of the Bankruptcy Court, 515 Rusk Street, Houston, Texas 77002, where they are available for review between the hours of 8:00 a.m. to 5:00 p.m., prevailing Central Time.  The Plan and the Disclosure Statement also are available for inspection on the Bankruptcy Court’s website at www.txs.uscourts.gov or free of charge on the Debtors’ restructuring website at http://www.bmcgroup.com/gastar.2

The Plan is a “prepackaged” plan of reorganization.  The primary purpose of the Plan is to effectuate a balance-sheet restructuring of the Debtors’ business (the “Restructuring”).  The Debtors

11

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Gastar Exploration Inc. (1640), and Northwest Property Ventures LLC (8685).  The location of the Debtors’ service address is: 1331 Lamar Street, Suite 650, Houston, Texas 77010.

22

Capitalized terms used but not otherwise defined herein have the meanings given to them in the Plan or the Disclosure Statement, as applicable.  The statements contained herein are summaries of the provisions contained in the Plan and Disclosure Statement and do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred therein.  To the extent there is a discrepancy between the terms herein and the Plan or Disclosure Statement, the Plan or Disclosure Statement, as applicable, shall govern and control.  For a more detailed description of the Plan, please refer to the Disclosure Statement.

believe that any valid alternative to confirmation of the Plan would result in significant delays, litigation, and additional costs, and, ultimately, would jeopardize recoveries for holders of allowed claims.

Hearing on Confirmation of the Plan and the Adequacy of the Disclosure Statement

The hearing (the “Confirmation Hearing”) will be held before Marvin Isgur, United States Bankruptcy Judge, in Room 404 of the United States Bankruptcy Court, 515 Rusk Street Houston, Texas 77002, on December 20, 2018, at 1:30 p.m., prevailing Central Time, to consider the adequacy of the Disclosure Statement, any objections to the Disclosure Statement, confirmation of the Plan, any objections thereto, and any other matter that may properly come before the Bankruptcy Court.  Please be advised that the Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on other parties entitled to notice.

Information Regarding the Plan

Voting Record Date. The voting record date was October 25, 2018, which was the date for determining which holders of claims in Class 3, Class 4, Class 5, and Class 6 of the Plan were entitled to vote.

Objections to the Plan.  The deadline for filing objections to the Plan is December 17, 2018, at 4:00 p.m., prevailing Central Time.  Any objections (each, an “Objection”) to the Plan or the Disclosure Statement must:  (a) be in writing; (b) comply with the Federal Rules of Bankruptcy Procedure and the Bankruptcy Local Rules for the Southern District of Texas; (c) state the name and address of the objecting party and the amount and nature of the claim or interest beneficially owned by such entity; and (d) state with particularity the legal and factual basis for such objections, and, if practicable, a proposed modification to the Plan that would resolve such objections.

Critical Information Regarding Objecting to the Plan

ARTICLE VIII OF THE PLAN CONTAINS RELEASE, EXCULPATION,
AND INJUNCTION PROVISIONS, AND ARTICLE VIII.C CONTAINS A THIRD-
PARTY RELEASE.  THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.

ALL HOLDERS OF CLAIMS THAT DO NOT FILE AN OBJECTION WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES THAT EXPRESSLY OBJECTS TO THE INCLUSION OF SUCH HOLDER AS A RELEASING PARTY UNDER THE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES.

2

Objections must be filed with the Bankruptcy Court so as to be actually received no later than December 17, 2018, at 4:00 p.m., prevailing Central Time.

UNLESS AN OBJECTION IS TIMELY FILED IN ACCORDANCE WITH THIS NOTICE IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

AS DESCRIBED BELOW, YOU ARE ADVISED TO CAREFULLY REVIEW AND CONSIDER THE PLAN, INCLUDING THE DISCHARGE, RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

Submission of a Bid for the Debtors’ Assets or Business

Interested parties may submit bids for any or all of the Debtors’ assets or for the Debtors’ entire business as a going concern by no later than December 17, 2018, at 12:00 p.m., prevailing Central Time.  Interested parties may contact counsel to the Debtors (contact information provided directly above) for further information regarding procedures for submitting such a bid.  A copy of the process letter addressing the procedures for submitting a bid is also available, free of charge, on the Debtors’ restructuring website at http://www.bmcgroup.com/gastar.

Summary of Plan Treatment

The following chart summarizes the treatment provided by the Plan to each class of Claims against and Interests in the Debtors, and indicates the voting status of each class.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims
Class 1	Other Secured Claims	Each holder of an Allowed Class 1 Claim shall receive, at the option of the applicable Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties: (i) payment in full in Cash of its Allowed Class 1 Claim; (ii) the collateral securing its Allowed Class 1 Claim; (iii) Reinstatement of its Allowed Class 1 Claim; or (iv) such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code	$0
Class 2	Other Priority Claims	Each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim on the later of (a) the Effective Date or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Class 2 Claim.	$0

3

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims
Class 3	Hedge Party Claims

Each holder of an Allowed Class 3 Claim shall receive Cash in an amount equal to 100% of the Allowed amount of such holder’s Claims, payable in the following installment:  (a) on the Effective Date, an amount equal to the product of (i) the number of monthly settlement payments that would have occurred after the Hedge Termination Date and on or prior to the Effective Date had the Hedge Claims not been liquidated divided by 14 and (ii) the applicable Hedge Party Claims Payment Amount with respect to such holder; and (b) the remaining amount of the Hedge Party Claims Payment Amount with respect to such holder in equal monthly installments beginning on the first day of the first month following the Effective Date and ending on December 1, 2019, pursuant to the Hedge Party Secured Notes.

$13.3 million
Class 4	Statutory Lien Claims

Each holder of an Allowed Class 4 Claim shall receive: (a) on the Effective Date, cash in an amount equal to 50% of the Allowed amount of such holder’s Allowed Class 4 Claim; and (b) on the date that is six months following the Effective Date, cash in an amount equal to the remaining 50% of the Allowed amount of such holder’s Allowed Class 4 Claim.

$8.9 million
Class 5	Term Loan Claims

Each holder of an Allowed Class 5 Claim shall receive: (a) only to the extent there is remaining availability under the Second Lien Exit Facility after the refinancing and satisfaction of all Allowed DIP Claims in accordance Article II.B of the Plan, its Pro Rata share of participation in such remaining availability under the Second Lien Exit Facility in an equal face amount not to exceed $200 million; and (b) to the extent there are remaining Allowed Class 5 Claims not refinanced or otherwise satisfied pursuant to the Second Lien Exit Facility (which remaining amounts shall constitute Equitized Senior Obligations), its Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and, as applicable upon the occurrence of a DIP Toggle Event, General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the Management Incentive Plan and the New Warrants.

$283.9 million[3]

33	The DIP Facility contemplates a “roll-up” of the $283.9 million in Term Loan Claims.

4

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims
Class 6	Second Lien Notes Claims

Each holder of an Allowed Class 6 Claim shall receive its Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and, as applicable upon the occurrence of a DIP Toggle Event, General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the Management Incentive Plan and the New Warrants.

$162.5 million
Class 7	General Unsecured Claims

Each holder of an Allowed Class 7 Claim shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of:  (i) the Effective Date; or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

$0.5 million – $2.5 million
Class 8	Intercompany Claims

Class 8 Claims shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties, either Reinstated or cancelled and released without any distribution.

N/A
Class 9	Interests in Debtors other than Gastar

Class 9 Interests shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties, either Reinstated or cancelled and released without any distribution.

N/A
Class 10	Existing Preferred Interests

Class 10 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 10 Interests will not receive any distribution on account of such Class 10 Interests.  To the extent no holders of Class 10 Interests or Class 11 Interests seek appointment of an official committee of equity security holders, seek the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transactions, Confirmation of the Plan, or entry of the DIP Orders, holders of Class 10 Interests shall receive their Pro Rata share of the New Preferred Warrants.  If any holder of Class 10 Interest or Class 11 Interests seeks appointment of an official committee of equity security holders, seek the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transactions, Confirmation of the Plan, or entry of the DIP Orders, holders of Class 10 Interests shall not receive the New Preferred Warrants.

N/A

5

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims
Class 11	Existing Common Interests and Subordinated Securities Claims

Class 11 Claims and Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 11 Claims and Interests will not receive any distribution on account of such Class 11 Claims and Interests.  To the extent no holders of Class 11 Claims and Interests or holders of Class 10 Interests seek appointment of an official committee of equity security holders, seek the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transactions, Confirmation of the Plan, or entry of the DIP Orders, holders of Class 11 Claims and Interests shall receive their Pro Rata share of the New Common Warrants.  If any holder of Class 11 Claims and Interests or holders of Class 10 Interests seeks appointment of an official committee of equity security holders, seek the appointment of a trustee or examiner, or object to or otherwise oppose the consummation of the Restructuring Transactions, Confirmation of the Plan, or entry of the DIP Orders, holders of Class 11 Claims and Interests shall not receive the New Common Warrants.

N/A

Discharge, Injunctions, Exculpation, and Releases

Please be advised that the Plan contains certain release, exculpation, and injunction provisions as follows:

Relevant Definitions

“Exculpated Parties” means, collectively, and in each case in its capacity as such:  (i) the Debtors; (ii) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (iii) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Released Party” means each of, and in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Parties; (d) the Term Lenders; (e) the Second Lien Noteholders; (f) the Ares Equity Holders; (g) the Term Agent; (h) the Second Lien Trustee; (i) the DIP Lenders; (j) the DIP Agent; (k) the First Lien Exit Facility Lenders; (l) the First Lien Exit Facility Agent; (m) the Second Lien Exit Facility Lenders; (n) the Second Lien Exit Facility Agent; (o) the Hedge Parties; (p) Schlumberger Technology Corporation; and (q) with respect to each of the foregoing entities in clauses (a) through (q), such Entity and its current and former Affiliates and subsidiaries, and such

6

Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, participants, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, advisors, accountants, investment bankers, consultants, representatives, and other professionals.

“Releasing Parties” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Parties; (d) the Term Lenders; (e) the Second Lien Noteholders; (f) the Ares Equity Holders; (g) the Term Agent; (h) the Second Lien Trustee; (i) the DIP Lenders; (j) the DIP Agent; (k) the First Lien Exit Facility Lenders; (l) the First Lien Exit Facility Agent; (m) the Second Lien Exit Facility Lenders (n) the Second Lien Exit Facility Agent; (o) the Hedge Parties; (p) all holders of Claims; (q) Schlumberger Technology Corporation; and (r) with respect to each of the foregoing entities in clauses (a) through (r), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, participants, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, advisors, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.  Notwithstanding anything to the contrary in this Plan or the Confirmation Order, in no event shall any holder of an Interest in Gastar, in its capacity as such, be a “Releasing Party.”

A.Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

7

A.	Release of Liens.

Except with respect to the First Lien Exit Facility Documents, the Hedge Party Secured Note Documents, the Second Lien Exit Facility Documents, the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

B.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocable and forever, released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between the Debtors, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Definitive Documentation, the RSA or Hedge Party RSA or the related prepetition transactions, the Disclosure Statement, the DIP Facility, the First Lien Exit Facility, the Hedge Party Secured Notes, the Second Lien Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Credit Agreement, or the Plan, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for any Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or fraud

8

grounded in deliberate recklessness.  Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any post-Effective Date obligations of any party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents or (ii) any Causes of Action identified in the Schedule of Retained Causes of Action.

C.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party hereby releases and discharges, and is deemed to have released and discharged, conclusively, absolutely, unconditionally, irrevocably and forever, each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise (including any derivative claims, asserted on behalf of the Debtors) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between the Debtors, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Definitive Documentation, RSA or Hedge Party RSA or the related prepetition transactions, the Disclosure Statement, the DIP Facility, the First Lien Exit Facility, the Hedge Party Secured Notes, the Second Lien Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim pursuant to chapter 5 of the Bankruptcy Code or other applicable law,  the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for any Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or fraud grounded in deliberate recklessness.  Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any Post-Effective Date obligations of any party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the First Lien Exit Facility Documents, the Second Lien Exit Facility Documents or any Claim or obligation arising under the Plan or (ii) any Causes of Action identified in the Schedule of Retained Causes of Action.

D.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Plan, the Plan Supplement, the Definitive Documentation, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and

9

implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Notwithstanding anything contained herein to the contrary, the foregoing exculpation does not release any Causes of Action identified in the Schedule of Retained Causes of Action.

E.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan.

[Remainder of page intentionally left blank.]

10

Dated: November 14, 2018	/s/ Matthew D. Cavenaugh
Patricia B. Tomasco (TX Bar No. 01797600)
Elizabeth C. Freeman (TX Bar No. 24009222)
Matthew D. Cavenaugh (TX Bar No. 24062656)
JACKSON WALKER L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Telephone: (713) 752-4200
Facsimile: (713) 752-4221
Email: ptomasco@jw.com
efreeman@jw.com
mcavenaugh@jw.com

-and-

Anna G. Rotman, P.C. (TX Bar No. 24046761)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
609 Main Street
Houston, Texas 77002
Telephone:(713) 836-3600
Facsimile:(713) 836-3601
Email:anna.rotman@kirkland.com

-and-

Ross M. Kwasteniet, P.C. (admitted pro hac vice)
John R. Luze (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone:(312) 862-2000
Facsimile:(312) 862-2200
Email:ross.kwasteniet@kirkland.com
john.luze@kirkland.com

Proposed Co-Counsel for the Debtors and Debtors in Possession